Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

        The following description sets forth certain material terms and provisions of Mercury Systems, Inc.’s (“Mercury,” “we,” “us,” and “our”) securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the Articles of Organization of Mercury, as amended (the “Articles of Organization”), and the Amended and Restated Bylaws of Mercury (the “Bylaws”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. The terms of these securities also may be affected by the Massachusetts General Laws.

Authorized Capital Stock

We are authorized to issue a total of 86,000,000 shares of capital stock consisting of 85,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “MRCY.”

Common Stock

Voting Rights

Holders of common stock will have the exclusive power to vote on all matters presented to our shareholders, including the election of directors, except as otherwise provided by Massachusetts law or as provided with respect to any other class or series of stock. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of shareholders at which a quorum is present is sufficient to elect a director.

Dividends; Liquidation and Dissolution

Subject to preferential rights of any other class or series of stock, holders of common stock may receive dividends out of assets that we can legally use to pay dividends, when, as and if they are declared by our board of directors. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Other Rights and Restrictions

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Massachusetts law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

As of July 31, 2020, 55,642,844 shares of common stock were issued and outstanding.

Preferred Stock

        Under our Articles of Organization, we have authority to issue 1,000,000 shares of preferred stock, par value $.01 per share. The powers, preferences, rights, qualifications, limitations and restrictions of shares of our preferred stock have been fixed in our Articles of Organization.

        Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Prior to the issuance of shares of each series, the board of directors is required by the Massachusetts General Laws and our Articles of Organization to fix, for each series, the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, as are permitted by Massachusetts law. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock. When issued, the preferred stock will be fully paid and nonassessable.

As of the date of the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, no shares of preferred stock are issued and outstanding.

Transfer Agent

        The transfer agent and registrar for our common stock is Computershare Investor Services, N.A.

Certain Anti-Takeover Provisions of Our Articles of Organization and Bylaws

The following is a summary of certain provisions of our Articles of Organization and Bylaws that may have the effect of diminishing the likelihood that a potential acquiror would make an offer for our common stock or that there would otherwise be a change in control of our company. Such provisions could deprive our shareholders of opportunities to realize a premium on their stock. At the same time, these provisions may have the effect of inducing any persons seeking to acquire or control us to negotiate terms acceptable to our board of directors.

        Classified Board

        Our board of directors is divided into three classes, each of which serves until the third annual meeting of shareholders after their election, with one class being elected each year. Under the

Massachusetts General Laws, in a corporation with a classified board, shareholders may remove a director only for cause.

        Advanced Notification of Shareholder Nominations

        Our Bylaws require that shareholders provide the Secretary of our company with notice of the nomination of a person for election as a director (1) with respect to an election to be held at an annual meeting of shareholders or special meeting in lieu of an annual meeting, not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders or special meeting in lieu of an annual meeting and (2) in the case of a special meeting not in lieu of an annual meeting or if the annual meeting is called for a date (including any change in a date determined by the board of directors) not within 45 days before or after such anniversary date, not later than the close of business on the 10th day following the date on which notice of such meeting was mailed or public disclosure of the date of such meeting was made, whichever first occurs.

        Right to Call Special Meeting

        Our Bylaws provide that special meetings of shareholders of our company may be called only by a majority of the board of directors, the President or 40% in interest of the shareholders.

        Shareholder Actions Without a Meeting

        Our Bylaws, as well as applicable provisions of the Massachusetts General Laws, provide that no action required or permitted to be taken at any annual or special meeting of our shareholders may be taken without a meeting, unless the unanimous consent of shareholders entitled to vote on the matter is obtained.
Massachusetts Anti-takeover Laws

        We are subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, this statute prohibits a publicly-held Massachusetts corporation with sufficient ties to Massachusetts from engaging in a “business combination” with an “interested shareholder” for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless either (1) the interested shareholder obtains the approval of the board of directors prior to becoming an interested shareholder, (2) the interested shareholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he becomes an interested shareholder or (3) the business combination is approved by both the board of directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder) at an annual or special meeting of shareholders, but not by written consent. An interested shareholder is a person who, together with affiliates and associates, owns 5% or more of the corporation’s outstanding voting stock or who as an affiliate at any time within the prior three years did own 5% or more of the corporation’s voting stock. A “business combination” includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the shareholder. We may at any time amend our Articles of Organization or Bylaws, by vote of the holders of a majority of our voting stock, to elect not to be governed by Chapter 110F, but such an amendment would not be effective for 12 months and would not apply to a business combination with any person who became an interested shareholder prior to the date of the amendment.

        Our Bylaws opt out of Chapter 110D of the Massachusetts General Laws, the Massachusetts Control Share Acquisition statute.